Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 24 TO
MARKET MAKING PROSPECTUS DATED
JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS APRIL 17, 2009

On April 10, 2009, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2009

CAPMARK FINANCIAL GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.

(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 9, 2009, Capmark Financial Group Inc. (the “Company”) entered into Amendment No. 5 to the Bridge Loan Agreement (“Bridge Loan Amendment 5”), among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.  Bridge Loan Amendment 5 amends the Bridge Loan Agreement, as amended by Amendment No. 1 to the Bridge Loan Agreement dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement dated as of June 30, 2008, Amendment No. 3 to the Bridge Loan Agreement dated March 23, 2009 and Amendment No. 4 to the Bridge Loan Agreement dated March 24, 2009.  Bridge Loan Amendment 5 further extends the maturity date of the bridge loan to April 20, 2009 with respect to the holders of approximately 94% of the outstanding principal balance under the Bridge Loan Agreement (the “Extending Lenders”).

The Company paid a fee to each Extending Lender in an amount equal to 0.15% of the aggregate principal amount of such Extending Lender’s outstanding loans under the Bridge Loan Agreement.

We have not repaid one holder of $48 million principal amount of the bridge loan who did not execute Bridge Loan Amendment 5 and did not agree to either of the prior extensions of the bridge loan maturity date.  In connection with the non-repayment, such holder has commenced litigation against the Company.

Under the Bridge Loan Agreement, the failure to pay any amount at maturity may be declared an event of default by the Agent upon the request or direction of the Majority Lenders (as defined in the Bridge Loan Agreement).  Pursuant to Bridge Loan Amendment 5, the Majority Lenders waived any event of default arising directly from the Company’s failure to repay in full the principal amount of, and interest on, the loans of any non-Extending Lender until April 20, 2009.  The Majority Lenders also agreed to forbear (and to instruct the Agent to forbear) from exercising any right or remedy under the Bridge Loan Agreement as a result of the occurrence and continuance of an event of default arising from any such non-payment.

The foregoing description of Bridge Loan Amendment 5 does not purport to be complete and is qualified in its entirety by reference to the full text of Bridge Loan Amendment 5, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the entry into Bridge Loan Amendment 5 is attached as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 8.01 Other Events.

On April 3, 2009, DK Acquisition Partners, L.P. (“DK”) filed a complaint against the Company in connection with the non-repayment of the $48 million principal amount of the bridge loan held by DK.  The complaint alleges breach of contract, breach of the covenant of good faith and fair dealing and conversion by the Company in connection with the non-repayment.  DK is seeking repayment of principal and interest due to it under the Bridge Loan Agreement, damages and attorneys’ fees and costs.  The Company was served with notice of the complaint on April 8, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Amendment No. 5 to the Bridge Loan Agreement, dated as of April 9, 2009, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

99.1	Press Release re: Bridge Loan Amendment 5

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: April 9, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description
10.1

Amendment No. 5 to the Bridge Loan Agreement, dated as of April 9, 2009, among the Company, the financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent.

99.1	Press Release re: Bridge Loan Amendment 5

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Exhibit 10.1

EXECUTION COPY

AMENDMENT NO.  5 TO THE BRIDGE LOAN AGREEMENT

Dated as of April 9, 2009

AMENDMENT NO. 5 TO THE BRIDGE LOAN AGREEMENT (this “Amendment”) among Capmark Financial Group Inc., a Nevada corporation (the “Company”), the financial institutions and other institutional lenders party hereto, and Citicorp North America, Inc., as administrative agent (the “Agent”) for the Lenders.

RECITALS:

(1)           The Company, the financial institutions and other institutional lenders party thereto (the “Lenders”), the Agent and the other agents party thereto have entered into that certain Bridge Loan Agreement dated as of March 23, 2006, as amended by Amendment No. 1 to the Bridge Loan Agreement dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement dated as of June 30, 2008,  Amendment No. 3 to the Bridge Loan Agreement dated as of March 23, 2009 and Amendment No. 4 to the Bridge Loan Agreement dated as of March 24, 2009 (as further amended, supplemented or otherwise modified, the “Bridge Loan Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Bridge Loan Agreement.

(2)           The Company has requested that the Lenders agree to extend the Maturity Date of the Loans under the Bridge Loan Agreement (any such Lender agreeing to so extend, an “Extending Lender”) as hereinafter set forth.

(3)           Pursuant to subsection 9.1(a) of the Bridge Loan Agreement, the Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent may, from time to time, enter into with the Company, written amendments, supplements or modifications to the Bridge Loan Agreement for the purpose of adding any provisions to the Bridge Loan Agreement or changing in any manner the rights of the Lenders or of the Company under the Bridge Loan Agreement.

(4)           Pursuant to subsection 9.1(y)(i) of the Bridge Loan Agreement, no amendment to the Bridge Loan Agreement shall extend the scheduled date of any payment of any Loan without the consent of each Lender directly affected thereby.

(5)           The Majority Lenders and the Extending Lenders have agreed, subject to the terms and conditions stated below, to amend the Bridge Loan Agreement as hereinafter set forth.

SECTION 1.           AMENDMENTS TO BRIDGE LOAN AGREEMENT

The Bridge Loan Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)           Section 1.01 of the Bridge Loan Agreement is hereby amended by inserting in alphabetical order a new definition to read as follows:

“Amendment No. 5”: Amendment No. 5 to the Agreement, dated as of April 9, 2009, among the Company, the Lenders party thereto and the Agent.

“Amendment No. 5 Effective Date”: the date of effectiveness of Amendment No. 5 in accordance with the terms thereof.

“Amendment No. 5 Extending Lender”: an “Extending Lender” (as defined in Amendment No. 5).

“Non-Extending Lenders” means Amendment No.  3 Non-Extending Lenders and Amendment No.  4 Non-Extending Lenders.

(b)           The definition of “Maturity Date” set forth in Section 1.01 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means (x) with respect to any Loans and Commitments held by Amendment No. 3 Non-Extending Lenders on the Amendment No. 3 Effective Date, March 23, 2009, (y) with respect to any Loans and Commitments held by Amendment No. 4 Non-Extending Lenders on the Amendment No. 4 Effective Date, March 24, 2009, and (z) with respect to any Loans and Commitments held by Amendment No. 5 Extending Lenders on the Amendment No. 5 Effective Date, April 20, 2009.

(c)           The undersigned agree that the Bridge Loan Agreement is deemed to be amended to make any modifications to the applicable payment, pro rata and sharing provisions of the Bridge Loan Agreement needed in connection with effecting the changes to maturities effected hereby.

(d)           The Company agrees that until April 20, 2009 it shall not make, or cause to be made, any repayment in respect of the Loans.

(e)           Until April 20, 2009, the Majority Lenders hereby waive any Event of Default arising directly from the Company’s failure to repay in full the principal amount of, and interest on, the Loans of any Non-Extending Lenders on the applicable Maturity Date for such Loans (such event being the “Non-Payment Event of Default”).  Further, until April 20, 2009, the Majority Lenders hereby agree to forbear (and instruct the Agent to forbear) from exercising any right or remedy under the Bridge Loan Agreement as a result of the occurrence and continuance of an Event of Default arising from the Non-Payment Event of Default.

(f)            From the date hereof until April 20, 2009, notwithstanding the provisions of Section 9.6 of the Bridge Loan Agreement, no Lender shall be permitted to (i) assign or otherwise transfer to one or more Assignees all or a portion of its rights or obligations under the Bridge Loan Agreement or (ii) sell participations to one or more Participants in all or a portion of its rights or obligations under the Bridge Loan Agreement, in each case pursuant to Section 9.6 of the Bridge Loan Agreement.

SECTION 2.           CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date first above written when, and only when, the following conditions have been satisfied:

(a)           the Agent shall have received counterparts of this Amendment executed by the Company, the Majority Lenders, the Extending Lenders, and/or, as to any such Majority Lender and Extending Lender, advice satisfactory to the Agent that such Lender has executed this Amendment;

(b)           the Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company, in form and substance satisfactory to the Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Company executing this Amendment (with the President, a Vice President, the Secretary or Assistant Secretary of the Company attesting to the incumbency and

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signature of the Secretary or Assistant Secretary providing such certificate), (ii) have attached to it a true and correct copy of the resolutions of the Board of Directors of the Company, which resolutions shall authorize the execution, delivery and performance of this Amendment, and (iii) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such resolutions shall have been amended, supplemented, modified, revoked or rescinded;

(c)           each Guarantor has executed and delivered a consent in the form of Annex A hereto;

(d)           the Agent shall have received an amendment fee for the account of each Extending Lender that has executed and delivered a signature page to this Amendment in an amount equal to 0.15% of the aggregate principal amount of such Extending Lender’s Loans;  and

(e)           all other fees and expenses of the Agent and the Lenders (including (i) all reasonable fees and expenses of counsel to the Agent and (ii) all retainers for counsel to the Agent and advisor to the Agent), to the extent invoiced prior to the date hereof, shall have been paid.

SECTION 3.           CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

(a)           The Company hereby represents and warrants, on and as of the date hereof, that the representations and warranties contained in the Bridge Loan Agreement (to the extent relating to the Company) are true and correct in all material respects on and as of the date hereof, before and after giving effect to this Amendment, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date.

SECTION 4.           AFFIRMATION OF THE COMPANY

The Company hereby consents to the amendments to the Bridge Loan Agreement effected hereby, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of the Company contained in the Bridge Loan Agreement, as amended hereby, or in any other Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects.

SECTION 5.           REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS

(a)           On and after the effectiveness of this Amendment, each reference in the Bridge Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Bridge Loan Agreement and each reference in the Notes and each of the other Loan Documents to “the Bridge Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Bridge Loan Agreement shall mean and be a reference to the Bridge Loan Agreement as amended by this Amendment.

(b)           The Bridge Loan Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Bridge Loan Agreement or any other Loan Document, nor constitute a waiver of any provision of the Bridge Loan Agreement or any other Loan Document.

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SECTION 6.           COSTS, EXPENSES

The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of subsection 9.5 of the Bridge Loan Agreement.

SECTION 7.           EXECUTION IN COUNTERPARTS

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.           GOVERNING LAW

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAPMARK FINANCIAL GROUP INC., as the Company

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Chief Financial Officer, Executive Vice President

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Acknowledged:

CITICORP NORTH AMERICA, INC., as the Agent

By:	/s/ Michael Schadt
	Name:	Michael Schadt
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Citicorp North America, Inc., as a Majority Lender

By:	/s/ Michael Schadt
	Name:	Michael Schadt
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Credit Suisse, Cayman Islands Branch, as a Majority Lender

By:	/s/ Didier Siffer
	Name:	Didier Siffer
	Title:	Managing Director

By:	/s/ Michael A. Criscito
	Name:	Michael A. Criscito
	Title:	Managing Director

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Deutsche Bank AG, New York, as a Majority Lender

By:	/s/ Emile Van den Bol
	Name:	Emile Van den Bol
	Title:	Managing Director

By:	/s/ R. Chris Jones
	Name:	R. Chris Jones
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Goldman Sachs Credit Partners, L.P., as a Majority Lender

By:	/s/ Caroline Benton
	Name:	Caroline Benton
	Title:	Authorized Signatory

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

JPMorgan Chase, N.A., as a Majority Lender

By:	/s/ John J. Coffey
	Name:	John J. Coffey
	Title:	Managing Director

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

The Royal Bank of Scotland plc, as a Majority Lender

By:	/s/ Michael T. Fabiano
	Name:	Michael T. Fabiano
	Title:	Senior Vice President

CAPMARK Bridge Loan Agreement - Amendment No. 5

Signature Page

Annex A to

Amendment No. 5 to the Bridge Loan Agreement

Form of Guarantor Consent

CONSENT

Reference is made to the Bridge Loan Agreement, dated as of March 23, 2006, as amended by Amendment No. 1 to the Bridge Loan Agreement, dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement, dated as of June 30, 2008, Amendment No. 3 to the Bridge Loan Agreement, dated as of March 23, 2009, Amendment No. 4 to the Bridge Loan Agreement, dated as of March 24, 2009 and Amendment No. 5 to the Bridge Loan Agreement, dated as of April 9, 2009, among Capmark Financial Group Inc. (the “Company”), the financial institutions and other institutional lenders party thereto, Citicorp North America, Inc., as administrative agent for the Lenders and the other agents party thereto (such Bridge Loan Agreement, as so amended, the “Bridge Loan Agreement”).

Each of the undersigned confirms and agrees that notwithstanding the effectiveness of the foregoing Amendment No. 5 to the Bridge Loan Agreement, each Loan Document to which such Person is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended by Amendment No. 5 to the Bridge Loan Agreement (in each case, as defined therein).

COMMERCIAL EQUITY INVESTMENTS, INC., as a Guarantor

By:	/s/ Anne E. Kelly
	Name:	Anne E. Kelly
	Title:	Treasurer

CAPMARK CAPITAL INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

NET LEASE ACQUISITION LLC, as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

CAPMARK FINANCE INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Chief Financial Officer, Executive Vice President

CAPMARK INVESTMENTS LP, as a Guarantor

By:	/s/ Barry S. Gersten
	Name:	Barry S. Gersten
	Title:	President

MORTGAGE INVESTMENTS, LLC, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

SJM CAP, LLC, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

CRYSTAL BALL HOLDING OF BERMUDA LIMITED, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

Exhibit 99.1

Capmark Financial Group Inc. Further Extends Bridge Loan Maturity

(Horsham, PA) — April 9, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that it has extended the maturity date of approximately 94% of the outstanding principal balance under its bridge loan until April 20, 2009. Capmark paid the lenders a fee in connection with the extension of 0.15% of the extended amount.

Capmark continues to be in active discussions with its lenders regarding possible further modifications to its senior credit facility and its bridge loan agreement.  There is no assurance that Capmark will be able to reach an agreement with its lenders regarding further modifications to its bridge loan or senior credit facility.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of Capmark to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.